UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 21, 2016

BROWNIE’S MARINE GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	333-99393	90-0226181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3001 NW 25th Avenue, Suite 1, Pompano Beach, Florida 33069

(Address of Principal Executive Office) (Zip Code)

(954) 462-5570

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On November 21, 2016 (the “Effective Date”), Brownie’s Marine Group, Inc. (the “Company”), Trebor Industries, Inc., the Company’s wholly owned subsidiary, and 940 Associates, Inc., an entity owned and controlled by the Company’s chief executive officer (the “Licensor”) entered into a Conversion Agreement (the “Agreement”). Under the Agreement the Company issued the Licensor 10,000,000 shares of restricted common stock in satisfaction of $88,850 (the “Conversion Amount”) past due and payable to the Licensor under that certain Exclusive License Agreement (the “License Agreement”) by and between the parties, under which the Licensor licenses the trademark “Brownies Third Lung”, “Tankfill”, “Brownies Public Safety” and various other related trademarks to the Company. As of the date of the Agreement the Company was more than 31 months in arrears on royalty payments due under the License Agreement in the aggregate amount of approximately $150,704.89 (the “Past Due Amount”). In addition, under the Agreement the Licensor has agreed to forebear on any default under the License Agreement due to the Company’s remaining Past Due Amount and future royalty payments under the License Agreement for a period of (3) months from the Effective Date. The shares were issued at a price per share of $0.008885, which exceeds the closing price of the Company’s common stock as reported on the OTC Markets on the date immediately preceding the Effective Date.

The shares issued to the Licensor were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, in reliance on exemptions provided by Section 3(a)(9) of that act.

The foregoing summary of the terms and conditions of the Agreement do not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement attached as an Exhibit hereto, and which is hereby incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Conversion Agreement effective November 21, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROWNIE’S MARINE GROUP, INC.

Date: November 21, 2016	/s/ Robert Carmichael
Robert Carmichael
Chief Executive Officer